Exhibit 10.155

EMPLOYMENT AGREEMENT

Effective November 5, 2010

This Employment Agreement (the “Agreement”) is made and entered into between James W. Bagley (the “Executive”), a Texas resident, and Lam Research Corporation, a Delaware corporation (the “Company”).

R E C I T A L S

A. The Company and Executive previously entered into an employment agreement effective April 1, 2009, as amended effective July 1, 2009 (as amended, the “Original Agreement”) and now desire to enter into this Agreement to supersede the Original Agreement effective as of November 5, 2010.

B. The Company and Executive desire to enter into this Agreement with respect to the Executive’s employment with the Company.

In consideration of the mutual covenants herein contained, and in consideration of the employment of Executive by the Company, the parties agree as follows:

1. Duties and Scope of Employment.

(a) Position. During the Employment Period (as defined in Section 2 below), the Executive shall serve as the Chairman of the Company, and in such capacity the Executive shall perform the duties of chairman of the Board of Directors of the Company (the “Board”) and periodically shall i) work with the Company’s Chief Executive Officer and senior management team and ii) meet with customers and investors, as appropriate.

(b) Executive’s Obligations. Executive shall comply with all of the Company’s policies and procedures governing employment. During the Employment Period, the Executive shall not devote substantial business efforts and time to another for-profit enterprise other than his duties for Teradyne and Micron or any other activity that is pre-approved by the Board. The foregoing, however, shall not preclude the Executive from engaging in such activities and services as do not interfere or conflict with his responsibilities to the Company.

2. Employment Period.

(a) Term. The Company shall employ the Executive for the period commencing on November 5, 2010 and ending on March 31, 2012 (such period, the “Employment Period”) on the terms and subject to the conditions set forth in this Agreement.

(b) Termination. The Employment Period and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that the party initiating such termination of employment will be required to give the other party at least 90 days advance written notice of any such termination of Executive’s employment. Executive’s termination of employment shall become effective at the end of the notice period; provided, however, that the Company may specify that such termination date shall be a date prior to the end of 90 days if the Company pays Executive the amount of Base Compensation (as defined in Section 3) that Executive would have been paid through the end of a 90 day notice period in a single lump sum within 5 business days of the date that the Company specifies as the date of termination of Executive’s employment.

(c) Termination Benefits. Notwithstanding any other provision of this Agreement except Section 2(b), the provisions of Section 5 exclusively shall govern Executive’s rights upon termination of employment with the Company.

(d) Stockholder Action. The stockholders of the Company may fail to elect Executive to the Board. While that action may terminate Executive’s tenure on the Board and relieve Executive of his obligations to serve as chairman of the Board as described in Section 1(a), it shall not terminate this Agreement or otherwise affect Executive’s rights to compensation hereunder. During the Employment Period, the Company will i) recommend to the Nominating and Governance Committee and/or independent members of the Board that Executive be nominated to the Board, and ii) to the extent permitted by the Board and the proxies submitted by the stockholders, the Company shall exercise its proxies in such a manner as to secure Executive’s election to the Board.

(e) Resignation from Board. Should Executive be a member of the Board at the time his employment with the Company terminates, Executive shall immediately tender his resignation as a Board member, which resignation shall be accepted, or not, in the Board’s discretion.

3. Compensation and Benefits.

(a) Base Compensation. During the Employment Period, the Company shall pay Executive base compensation at the annual rate of $415,000, payable in regular installments in accordance with the Company’s usual payroll practices. In addition, Executive shall be entitled to such increases in Executive’s base compensation, if any, as may be determined from time to time in the sole discretion of the Board. Executive’s base compensation, as in effect from time to time, is hereinafter referred to as the “Base Compensation”. During the Employment Period, the Executive shall serve as a member of Board without additional compensation.

(b) Bonus. Executive shall not be entitled to participate in any performance bonus plan offered by the Company.

(c) Deferred Compensation. Executive shall be entitled to participate in the Company’s Executive Deferred Compensation Plan pursuant to the terms thereof.

(d) Benefits. During the Employment Period, the Executive shall be eligible to participate in the medical, dental and insurance benefit plans and compensation programs maintained by the Company of general applicability to other key executive of the Company (“Employee Benefits”), subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of the Board or any committee administering such plan or program.

(e) Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive in the performance of his duties hereunder upon proper submission of expense reports in accordance with Company policies regarding such reimbursement. Reasonable and necessary business expenses shall include travel expenses between Executive’s principal location of employment in Texas and Company headquarters as well as travel to other locations on Company business.

(f) Stock Option or other Equity-Based Grants. Executive shall not be entitled to receive any stock option grants or other equity based compensation except as may be granted to him in the discretion of the independent members of the Board. Executive has received stock option or other equity-based compensation grants separately from this Agreement. This Agreement shall not alter or affect those prior grants.

(g) Compensation as a Non-Employee Director. If Executive’s employment terminates but Executive continues to serve as a member of the Board, he shall be entitled to receive the same compensation that non-employee directors receive.

(h) Administrative Support. During the Employment Period, the Company will provide Executive with administrative support comparable to his current support levels. This may either be provided by the Company directly or may be reimbursed by the Company pursuant to appropriately incurred expenses by the Executive.

4. Section 162(m). By virtue of the duties specified for Executive under this Agreement, Executive is not “executive officer” of the Company as defined in Rule 3b-7 of the rules promulgated under the Securities Exchange Act of 1934, as amended. However, if during the Employment Period the Executive is a “covered employee” as defined in Section 162(m)(3) of the Internal Revenue Code of 1986 (as amended)(the “Code”), the Executive agrees to allow the Company to use reasonable good faith efforts, to the extent reasonably practicable and not materially adverse to Executive, to structure payment of all amounts of Executive’s compensation from the Company so as to avoid non-deductibility of any such amounts under Section 162(m) of the Code or any successor provision.

5. Termination Benefits.

(a) Accrued Rights. In the event of a termination of Executive’s employment for any reason, Executive shall be entitled to receive the Accrued Rights. “Accrued Rights” shall mean: i) Base Compensation through the date of termination of employment, ii) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy on or prior to the date of Executive’s termination, and iii) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company in accordance with their terms.

(b) Deferred Compensation Plan Election. Should Executive have any sums in any of the Company’s elective deferred compensation plans (collectively, the “EDCP”) at the time of termination, he shall be entitled to delay receipt of those funds to the extent provided by the express written terms of the EDCP, and in accordance with the Executive’s elections in effect at such time. The Company shall not exercise any right it may have under the EDCP, however amended, to disburse funds to the Executive earlier than the period that he has properly selected under the EDCP unless the Company’s failure to exercise such right would subject Executive to accelerated or additional taxes under the Code.

6. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform such obligations in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by Federal Express or a comparable air courier company or when delivered to a Company email address. In the case of the Executive, notices sent by courier shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, notices sent by courier shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Legal Officer.

(b) Notice of Termination. Any notice of termination contemplated under Section 2(b) of this Agreement shall be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement.

8. Existing Confidentiality and Non-Compete Agreements. Executive represents and warrants i) that prior to the date hereof he has provided the Company with true and complete copies of any and all written confidentiality and/or non-compete agreements to which Executive is a party as of the date hereof (together with a written description of any such oral agreements), and ii) to the best of Executive’s knowledge, full compliance with the terms of each such agreement will not materially interfere with Executive’s duties hereunder (except to the extent that Executive reasonably may determine to absent himself from certain Company meetings and communication during the first year of the Employment Period). The Executive further covenants that he will not willfully and knowingly fail to fully abide by the terms of any and all such agreements and will work in good faith with the Company to avoid any breach thereof.

9. Arbitration.

At the option of either party, any and all disputes or controversies whether of law or fact and of any nature whatsoever arising from or respecting this Agreement shall be decided by arbitration under the rules of the American Arbitration Association in accordance with the rules and regulations of that Association with the exception of any claim for temporary, preliminary or permanent injunctive relief arising from or respecting this Agreement which may be brought by the Company in any court of competent jurisdiction irrespective of Executive’s desire to arbitrate such a claim.

The arbitrator shall be selected as follows. In the event the Company and the Executive agree on one arbitrator, the arbitration shall be conducted by such arbitrator. If the parties cannot agree on an arbitrator, then an arbitrator shall be appointed by the Honorable Joseph Hart, retired judge of Travis County Superior Court, or, if the parties are unable to secure such appointment from Judge Hart, in any other manner mutually agreed to by the parties. If the parties cannot agree on the manner for appointing a single arbitrator, then a single arbitrator shall be appointed in a manner consistent with the rules of the American Arbitration Association.

Arbitration shall take place in Denton County, Texas, or any other location mutually agreeable to the parties. At the request of either party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy under seal, available for the inspection only by the Company and the Executive and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in secrecy unless and until such information shall become generally known. The arbitrator shall have the power and authority to decree any and all relief of an equitable nature including, but not limited to, such relief as a temporary restraining order, a temporary and/or permanent injunction, and shall also have the power and authority to award damages, with or without an accounting and costs, provided, that punitive damages shall not be awarded, and provided, further, that the Executive shall be entitled to reimbursement for his reasonable attorney’s fees to the extent he prevails as to the material issues in such dispute. The decree or judgment of an award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Reasonable notice of the time and place of arbitration shall be given to all persons, other than the parties, as shall be required by law, in which case such persons or those authorized representatives shall have the right to attend and/or participate in all the arbitration hearings in such a manner as the law shall require.

10. Benefits Upon a Change in Control. If a Change in Control occurs during the Employment Period, and an Involuntary Termination of Executive’s employment occurs either in contemplation of such Change in Control or within twelve (12) months following a Change in Control, then within ten (10) days following the Executive’s termination date (as specified pursuant to Section 2(b) of this Agreement): (a) the Company shall pay Executive a lump sum payment equal to twelve (12) months of Base Compensation (without giving effect to any salary reduction program currently in effect), and (b) the Executive will receive the benefits he qualifies for under the Executive Retiree Medical Benefit Plan, or if such plan has been terminated prior to the Executive’s termination date, within ten (10) days following the termination date the Company shall pay the Executive a lump sum amount equal to the present value of the benefits for which the Executive qualified prior to the termination of such plan. The present value of such benefits shall be determined actuarially based on the actual cost of replacing the benefits as of the termination date. For purposes of this Section 10, “occurring in contemplation of a Change in Control” means an Involuntary Termination occurring within one (1) month prior to an actual Change in Control. It shall also include any termination if the termination was a condition of a party other than the Company to entry into an agreement, the consummation of which would cause a Change in Control (an “Acquisition Agreement”), whether or not such person actually enters into such agreement. Finally, it shall also include any Involuntary Termination if the actions constituting grounds for Involuntary Termination were taken at the request or direction of a person who has entered into an Acquisition Agreement. For purposes of clarity, (1) the termination date applicable to the Involuntary Termination must occur in contemplation of a Change in Control or (2) notice of the Involuntary Termination, in accordance with Section 7, must be given or received by the Company, as applicable, within twelve (12) months following the Change in Control. Notwithstanding the foregoing, in the event of an Involuntary Termination occurring in contemplation of a Change in Control, if the Executive’s termination date would otherwise have occurred prior to the Change in Control, the Executive’s termination date shall take place on the date of the Change in Control.

11. Definitions.

(a) Change in Control. “Change in Control” shall mean the occurrence of any of the following events:

(i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any person or group as such terms is used in Rule 13d-1(b) under the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13-d-3 under said Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the effective date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

(iii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior hereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets (other than to a subsidiary or subsidiaries); or

(iv) Any other event as determined by the independent members of the Board, in the sole discretion of the independent members of the Board.

(b) Involuntary Termination. “Involuntary Termination” shall mean:

(i) a material reduction of the Executive’s duties or responsibilities (other than for Cause or as a result of death or Disability);

(ii) a material reduction in the Executive’s Base Compensation and benefits package, other than a change in Executive’s benefits package that continues to provide Executive with comparable benefits to those enjoyed prior to the change;

(iii) the relocation of the Company’s principal executive office to a location more than fifty (50) miles from its present location but only if the Executive is required to change his principal place of employment to such new location;

(iv) any termination of the Executive’s employment by or at the request of the Company other than for Cause, Disability or death;

(v) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 6 herein; or

(vi) any material breach by the Company of any material provision of this Agreement;

subject to the following: (A) None of the foregoing actions shall constitute Involuntary Termination if the Executive has agreed thereto. (B) Except with respect to an event described in Section 11(b)(iv), the foregoing actions shall constitute Involuntary Termination only if and to the extent that (x) within 90 days of the occurrence of the events giving rise to an Involuntary Termination, the Executive provides written notice to the Company setting forth in reasonable detail such facts which Executive believes constitute Involuntary Termination, (y) any circumstances constituting Involuntary Termination remain uncured for a period of thirty (30) days following the Company’s receipt of such written notice, and (z) the termination date occurs within one hundred and eighty (180) days following the initial existence of the event giving rise to an Involuntary Termination.

(c) Cause. “Cause” shall mean: (1) Executive’s willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his duties and responsibilities and provides Executive with thirty (30) days to take corrective action; (2) Any act of personal dishonesty knowingly taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial financial enrichment of Executive; (3) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony; (4) a willful and knowing act by the executive which constitutes gross misconduct; or (5) A willful breach of a material provision of this Agreement by the Executive. Termination for Cause shall not be deemed to have occurred unless, by the affirmative vote of all of the members of the Board (excluding the Executive and any person who reports to the Executive, if applicable), at a meeting called and held for that purpose (after reasonable notice to the Executive and his counsel and after allowing the Executive and his counsel to be heard before the Board), a resolution is adopted finding that in the good faith opinion of such Board members the Executive was guilty of conduct set forth in (1), (2), (3), (4) or (5) of this Section 11(c), specifying the particulars thereof.

(d) Disability. “Disability” shall mean that the Executive is unable to engage in any substantial gainful activity by reasons of any readily determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuing period of not less than twelve (12) months. A Disability must be certified by an approved Company physician.

12. Excise Tax on Payments. Notwithstanding anything to the contrary contained herein, in the event that any payment by the Company to or for the benefit of the Executive, whether paid or payable, would be subject to the excise tax imposed by Section 4999 of the Code or any comparable federal, state, or local excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall receive either the full severance amount or a lesser amount that does not trigger an excise tax, whichever produces a greater after-tax benefit to the Executive, as determined by the Company.

13. Miscellaneous Provisions.

(a) No Duty to Mitigate. Provided that Executive fully performs his obligations under this Agreement, the Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(b) Waiver. No provisions of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement; Amendment. This Agreement and the documents expressly referred to herein represent the entire agreement of the parties with respect to the matters set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. Nothing herein affects the continued enforceability of either the Original Agreement, or the Company’s Employment, Confidential Information and Invention Assignment Agreement previously executed by the Executive. For the avoidance of doubt, the Original Agreement shall be superseded by this Agreement effective November 5, 2010.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of Texas. Payments made hereunder shall be made under the laws of the state of Executive’s residence at the time such payment is delivered to Executive.

(e) Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the Agreement shall remain in full force and effect as to the remaining provisions, and the parties shall replace the invalid or unenforceable provision with one which reflects the parties’ original intent in agreeing to the invalid/unenforceable one.

(f) No Assignment of Benefits. Except as otherwise provided herein, the rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (f) shall be void.

(g) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h) Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment with the Company, the Company has determined that the Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments or benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or benefits shall be deferred if deferral will avoid such acceleration or additional tax, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, reasonably determined by the Board, that does not cause such an accelerated or additional tax and that preserves, to the greatest extent possible, the value (both in amount and considering promptness of payment), of such payments or other benefits to the Executive. In the event that payments under this Agreement are deferred pursuant to this Section 13(h) in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified in this Section 13(h) without interest. The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 13(h); provided, that neither the Company nor any of its employees or representatives shall have any liability to the Executive with respect thereto. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments, and references herein to the Executive’s “termination of employment” shall refer to Executive’s separation of services with the Company within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (y) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(i) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company, provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Executive.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(k) Survival of Obligations. Except as otherwise described herein, the obligations of section 4, 5, 6, 7, 8, 9 and 13 shall survive termination of this Agreement. In the event that an Acquisition Agreement is entered into during the Employment Period, Sections 10, 11 and 12 of this Agreement shall survive with regard to that Change in Control.

(l) Company Release. As a condition to the Company’s obligations pursuant to Section 10 of this Agreement, the Executive agrees to execute a release of claims against the Company (the “Release”), substantially in the form attached hereto as Exhibit A, by the sixtieth (60th) day following the Executive’s termination date. If the Company has not received an irrevocable Release by the sixtieth (60th) day following the termination date, the Company shall be under no obligation to make payments or provide benefits under this Agreement; provided such sixty (60) day period shall be tolled during the pendancy of any arbitration proceeding under this Agreement. In the event one or more of the provisions of the Release should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Release, and the Release shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

IN WITNESS WHEREOF, the parties have executed this Agreement.

LAM RESEARCH CORPORATION

By:	/s/ Sarah A. O’Dowd
Sarah A. O’Dowd
Its:	Group Vice President, Human Resources and Chief Legal Officer

DATED: January 27, 2011

/s/ James W. Bagley
James W. Bagley

DATED: January 27, 2011

EXHIBIT A

COMPANY RELEASE

LAM RESEARCH CORPORATION RELEASE

This Release (“Release”) constitutes a binding agreement between you,             [EMP NAME]            , Lam Employee No.             [EE I.D.]            , and Lam Research Corporation (“Lam” or “the Company”). Please review the terms carefully. We advise you to consult with an attorney concerning its terms.

1. This Release is provided to Lam pursuant to an Employment Agreement (your “Agreement”) between you and Lam. You understand that if you choose not to sign this Release, as provided in your Agreement Lam has no obligation to make any payments or provide any benefits provided in your Agreement.

2. You understand that your obligations under the Confidential Information and Invention Assignment Agreement, or similarly titled agreement, you signed at the beginning of your employment with Lam are ongoing and binding and survive the termination of your employment with Lam, regardless of whether you sign this Release.

3. If you agree to this Release, you will be eligible to receive the payments and benefits provided in your Agreement. You must sign and return this Release, and it must become irrevocable (as discussed in Sections 4.E. and 8 below), within sixty (60) days of your termination date (as detailed in your Agreement). You may, at your discretion, sign and return the Release sooner. You are hereby advised to consider the terms of this Release and consult with an attorney of your choice prior to executing this Release. Lam is under no obligation to pay any amounts or provide any benefits under your Agreement until such release is irrevocable. Lam will make such payments and provide such benefits under your Agreement as soon as practicable, in accordance with the terms of your Agreement and in accordance with IRC Section 409A and accompanying Treasury Regulations (although Lam makes no representation about any specific tax treatment applicable to you). Neither Lam nor the Executive shall have the right to accelerate or defer the delivery of any payments or provision of any benefits except as specifically permitted or required by Section 409A.

4. In exchange for and in consideration of the payments and benefits provided for in your Agreement, you agree to, and agree to abide by, the following terms:

A.	Release. You hereby waive and release, and promise never to assert, any and all claims, except workers compensation or unemployment compensation claims, that you have, or may have at any time, against Lam and its predecessors, subsidiaries, related entities, and their officers, directors, shareholders, agents, attorneys, employees, benefit plans, successors, or assigns (collectively “Released Parties”) at all or, specifically, arising from or related to your employment with Lam and/or the termination of your employment with Lam. These claims include, but are not limited to, all claims arising under federal, state, and/or local statutory or common law, including, but not limited to, claims of wrongful or constructive discharge or demotion, breach of contract (written, oral or implied), breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act (or comparable provision under any other state’s law), the Equal Pay Act of 1963, California Labor Code Section 1197.5 (or comparable provision under any other state’s law), the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act (OWBPA), the Americans with Disabilities Act (ADA), the Civil Rights Act of 1866, the Family and Medical Leave Act (FMLA), the Worker Adjustment and Retraining Notification (WARN) Act, California Labor Code Section 1400 et seq., and any other laws, regulations, or ordinances relating to employment or employment discrimination, and the laws of contract and tort, to the full extent permitted by law. You are, through this Release, releasing the Company from any and all claims you may have against the Company, including claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq (ADEA) with the exception of (i) your right to receive the payments provided for in, or to enforce, your Agreement and (ii) any claims you may have pursuant to any written agreement, the Company’s certificate of incorporation or bylaws, or as mandated by statute, to indemnification as a director or officer of the Company; further, rights or claims under the Age Discrimination in Employment Act that may arise after the date this Agreement is executed are not waived.

B.	Release of Unknown Claims. You agree to waive and release and promise never to assert any claims or potential claims that you might have against the Released Parties, whether or not you know or might have reason to know of such claims or potential claims or of the facts potentially giving rise to any such claims or potential claims. Specifically, you agree to waive, and by executing this Release do waive, your rights under section 1542 of the Civil Code of California, or comparable provision of another state’s law, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.

C.

Acknowledgment of 21-Day Consideration Period: If you are 40 years of age or older, you acknowledge and agree that you have been given at least 21 days to consider the terms of this Release before signing it1. You knowingly and voluntarily waive the remainder of the 21-day consideration period, if any, following the date (as indicated below) you sign this Release. You affirm that you have not been asked by the Company to shorten your time period for consideration of whether to sign this Release. You affirm that the Company has not threatened to withdraw or alter the payments or benefits due to you prior to the expiration of the 21-day period nor has the Company provided different terms to you because you have decided to sign this Release prior to the expiration of the 21-day consideration period. You understand that by your having waived some portion of the 21-day consideration period, the Company may expedite the processing of some of the payments or benefits provided to you in reliance upon your signing this Release.

D.	No Re-Start of Consideration Period: You agree that any changes to this Release or to the payments or benefits and terms offered or that may be offered to you after your initial receipt of this Release, whether any such changes (individually or collectively) are material or immaterial, do not and shall not restart the running of the consideration period.

E.	Right to Revoke: You understand that if you sign this Release, you can change your mind and revoke it within seven days after signing it by returning it with written revocation notice to the Company in the manner described in the notice provision of your Agreement. You understand that the release and waiver set forth above will not be effective until after this seven-day period has expired.

F.	Binding Agreement: You understand that following the seven-day revocation period, this Release will be final and binding. You promise that you will not pursue any claim that you have settled by this Release. If you break this promise, you agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims, except this promise not to sue does not apply to claims that you may have under the OWBPA and the ADEA. Although you are releasing claims that you may have under the OWBPA and the ADEA, you understand that you may challenge the knowing and voluntary nature of this release under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), or any other federal, state or local agency charged with the enforcement of any employment laws. You understand, however, that if you pursue a claim against the Company under the OWBPA and/or the ADEA, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by you in the court proceeding. A reduction never can exceed the amount you recover, or the consideration you received for signing this Release, whichever is less. You also recognize that the Company may be entitled to recover costs and attorney’s fees incurred by the Company as specifically authorized under applicable law. You further understand that nothing in this Release generally prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this Release you are waiving your right to individual relief based on claims asserted in such a charge or complaint. Nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local laws, such as claims for workers compensation or unemployment benefits.

G.	Authorization for Deductions from Paychecks and Other Payments. You hereby authorize Lam to deduct and withhold from your paychecks and from any other payments of cash compensation due to you, from the date of this Release forward, any and all amounts you may, from time to time, owe to Lam for any reason, including (without limitation) loans or advances to you, reimbursement of paid but unvested signing or relocation bonuses, amounts due under a promissory note, taxes or tax withholding paid or to be paid by Lam on your behalf. If you owe Lam monies as documented in a promissory note or other written agreement, the repayment terms of that document will apply.

H.	Confidentiality of Terms of this Release. You agree not to disclose to any other person or entity any information regarding the terms of this Release, or the fact of its existence, or the amounts of any payments or benefits made to or provided to you, except that you may disclose such information to your immediate family (spouse, children, or parents), attorney, accountant, or other professional advisor to whom you must make the disclosure in order for such person to render professional services to you, or as you otherwise may be compelled by law. You will instruct any such persons to

[1]	Insert 45 day Consideration Period in circumstances required by law.

whom you make such disclosures, however, to maintain the confidentiality of such information, consistent with your obligations to maintain its confidentiality hereunder.

I.	Non-Solicitation. You agree not to solicit or induce any current Lam employee, contractor or consultant to leave Lam’s employment or discontinue his or her relationship with Lam, either to commence employment or a relationship with another company or otherwise, on the terms set forth in your Agreement.

J.	Non-Disparagement. You hereby agree that you will not disparage, criticize, slander, or libel Lam or any of its products, technologies, policies, actions, employees, officers, or agents, to any third party or person, including without limitation any supplier, customer, or prospective customer or business partner of Lam.

5. To accept this Release, please sign and date it below and provide it to the Company in the manner described in the notice provision of your Agreement. If your Release is not executed, returned and irrevocable within 60 days from the termination date (as defined in your Agreement), the offer of the payments and benefits described in your Agreement shall automatically expire and this offer shall be deemed revoked.

6. In the event that you breach any of your obligations under this Release or as otherwise imposed by law, Lam will be entitled to recover the payments and benefits paid under your Agreement and to obtain all other relief provided by law or equity. Lam’s rights and remedies arising hereunder are cumulative of any and all other rights or remedies Lam may have in the event of a breach of this Release by you.

7. By signing this Release, you acknowledge that you have had the opportunity to review this Release carefully with an attorney of your choice concerning its terms and effect, and that the waivers, settlement, and releases made herein are knowing, voluntary, informed, and consensual.

8. You understand that once you have signed this Release, you have an additional seven (7) days to revoke your acceptance by submitting a written notice of your revocation to the Company in the manner described in the notice provision of your Agreement . If you do not revoke your acceptance within seven (7) days of your acceptance, the Release will be deemed effective, binding and enforceable. Please note that this means your executed Release must be received by the Chief Legal Officer of the Company, within 53 days of termination date (as defined in your Agreement) or the Company shall be under no obligation to make the payments or provide the benefits under your Agreement.

9. This Release shall be construed and enforceable in all respects pursuant to California law, notwithstanding conflict of laws considerations or the preference, policy or law of any other jurisdiction or forum. Any dispute or action arising from or related to this Release shall be brought in federal or California state court located in the County of Santa Clara, California, and in no other jurisdiction or venue. The invalidity or unenforceability of any provision(s) of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

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I, THE UNDERSIGNED, HAVE BEEN ADVISED IN WRITING THAT I HAVE HAD AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE AND TO CONSULT WITH AN ATTORNEY CONCERNING ITS TERMS AND EFFECT PRIOR TO EXECUTING THIS RELEASE.

I, THE UNDERSIGNED, HAVE READ THIS RELEASE, UNDERSTAND ITS TERMS, AND UNDERSTAND THAT I ENTER THIS RELEASE INTENDING TO AND DO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST LAM RESEARCH CORPORATION TO THE FULL EXTENT PERMITTED BY LAW. I SIGN THIS RELEASE VOLUNTARILY AND KNOWINGLY.

ACKNOWLEDGED, UNDERSTOOD AND AGREED	ON BEHALF OF LAM RESEARCH CORPORATION:

[EMP NAME]	Stephen G. Newberry
President and Chief Executive Officer

Date:_______________________________________________	Date:_______________________________________________